Exhibit (a)(7)

Noven Transaction Update

Forward Looking Statements Except for historical information contained herein, the matters discussed in this presentation contain forward-looking statements that involve substantial risks and uncertainties.  Statements that are not historical facts, including statements that are preceded by, followed by, or that include, the words “believes,” “anticipates,” “plans,” “expects” or similar expressions, and statements that involve risks and uncertainties concerning Hisamitsu’s acquisition of Noven, are forward-looking statements.  Noven’s estimated or anticipated future results, product performance or other non-historical facts are forward-looking and reflect Noven’s current perspective on existing trends and information.  Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained herein.  These forward-looking statements are based largely on the current expectations of Noven and, where applicable, Hisamitsu, and are subject to a number of risks and uncertainties that are subject to change based on factors that are, in many instances, beyond Noven’s and Hisamitsu’s control.  These factors include, but are not limited to, the timing and completion of the tender offer for the outstanding shares of Noven, the ability to complete the tender offer and subsequent merger successfully, in a timely fashion and on the terms agreed to by the parties, and the anticipated impact of the acquisition on Noven’s or Hisamitsu’s operations and financial results. Accordingly, no assurances can be given that any of the events anticipated by the forward-looking statements will occur or, if any of them do, what impact they will have on either Noven’s or Hisamitsu’s results of operations or financial condition.  Unless required by law, Noven and Hisamitsu undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Noven/Hisamitsu – The Big Picture Merger Agreement: Noven and Hisamitsu signed definitive merger agreement July 14, 2009 Tender Offer: Cash tender offer underway for 100% of Noven shares at $16.50 per share Strategy: Noven expected to serve as the combined company’s U.S. growth platform, and to help feed its global transdermal pipeline

Hisamitsu – World’s Largest Patch Manufacturer Established 1847 Headquarters in Tokyo and Tosu Listed on Tokyo stock exchange Over 1,890 employees 4 billion patches per year Major presence in Japan But currently small U.S. presence

Status of Proposed Merger Initial tender offer period ends August 19, 2009 Greater than 50% of shares outstanding required Closing expected as early as week of August 24 Business and integration planning is underway

Recent Meetings in Japan Meeting locations: Tokyo & Tosu Japan Investor/press conference Presentation of Medium-Term Plan Nakatomi Memorial Medicine Museum Cultural/community commitment Tosu manufacturing/R&D facility tour Sharing of best practices expected after closing

Tosu Facility-15 Acre Site QC&QA R&D Manufacturing Building Warehouse

Integration – A Critical, Collaborative Project Both companies working collaboratively to plan a smooth, swift and effective integration Steering committee of Noven and Hisamitsu representatives established to guide the process Joint functional project teams will drive execution Integration to be completed 6 months from closing

Noven/Hisamitsu Strategy Confirmed Meetings and Medium-Term Plan confirm expectation that we will be Hisamitsu’s U.S. growth platform Across all key business functions Operating as standalone unit In our current locations Under the Noven name With our current workforce